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                      June 10, 2020

       Bharat Masrani
       Group President and Chief Executive Officer
       The Toronto-Dominion Bank
       P.O. Box 1
       Toronto-Dominion Centre
       Toronto, Ontario
       Canada M5K 1A2

                                                        Re: The
Toronto-Dominion Bank
                                                            Form 40-F for the
Fiscal Year Ended October 31, 2019
                                                            Filed December 5,
2019
                                                            File No. 001-14446

       Dear Mr. Masrani:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance